UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number: 000-26167

                            iXL ENTERPRISES, INC.
            (Exact name of registrant as specified in its charter)

                            1600 PEACHTREE STREET, NE
                             ATLANTA, GEORGIA 30309
                                 (404) 279-1000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i) [X]           Rule 12h-3(b)(1)(i) [X]
      Rule 12g-4(a)(1)(ii)[ ]           Rule 12h-3(b)(1)(ii)[ ]
      Rule 12g-4(a)(2)(i) [ ]           Rule 12h-3(b)(2)(i) [ ]
      Rule 12g-4(a)(2)(ii)[ ]           Rule 12h-3(b)(2)(ii)[ ]
                                        Rule 15d-6          [ ]

Approximate number of holders of record as of the certification or notice date:

      COMMON STOCK, PAR VALUE $0.01 PER SHARE                      ONE

Pursuant to the requirements of the Securities Exchange Act of 1934 iXL Enterprises, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    IXL ENTERPRISES, INC.


Date: November 7, 2001              By:  /s/  Theodore W. Browne
      -------------------------          -----------------------
                                    Name:  Theodore W. Browne, II
                                    Title: Executive Vice President, General
                                           Counsel